Exhibit 99.1

THIS ANNOUCEMENT CONTAINS INSIDE INFORMATION

VAALCO ENERGY, INC. PROVIDES OPERATIONAL AND FINANCIAL UPDATE INCLUDING PRODUCTION AND SALES VOLUMES FOR THIRD QUARTER 2023

HOUSTON – October 16, 2023 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) today provided an operational and financial update, including production and sales volumes for the third quarter 2023 and its increased cash and cash equivalents balance as of September 30, 2023.

Highlights and Key Items:

●	Strong operational performance in Gabon, Egypt and Canada continued to drive robust production and sales volumes in Q3 2023;
o	Produced nearly 19,000 net revenue interest (“NRI”) barrels of oil equivalent per day (“BOEPD”), at the upper end of VAALCO’s third quarter guidance range of 17,500 to 19,200 NRI BOEPD;
o	Recorded sales volumes of almost 19,900 NRI BOEPD, also at higher end of its guidance range of 18,400 to 20,600 NRI BOEPD;
●	Completed an additional crude sales lifting in Gabon of about 600,000 gross barrels of oil in the first week of October; and
●	Grew cash and cash equivalents to over $100 million at September 30, 2023, more than double cash and cash equivalents as of June 30, 2023.

George Maxwell, VAALCO’s Chief Executive Officer commented, “The good performance of our 2023 capital program in Egypt and Canada, coupled with the strong operational uptime in Gabon have driven our robust production. We raised production and sales guidance after our first half 2023 results and our continued strong performance has carried into the third quarter with both production and sales at the high end of our guidance ranges. Additionally, after completing the majority of our capex programs for 2023 in the second quarter, we forecast meaningful cash flow generation in the second half of 2023. As clearly evidenced from the more than doubling of our cash on hand to over $100 million at September 30, 2023, we are delivering this cash flow growth. In early October we also had another lifting in Gabon of about 600,000 gross barrels, which will add to our healthy cash position. We expect our ability to grow cash flow in the current high commodity price environment to continue through year-end. This robust cash reserve will allow us to fund our 2024 capital program, continue to return cash to shareholders through dividends and buybacks and provides meaningful financial optionality for the future.”

“It’s now been a year since the combination with TransGlobe occurred and we have focused on returning cash to shareholders, generating meaningful cash flow, maintaining and growing our production base, evaluating a larger portfolio of opportunities across multiple countries and continuing to drill our prospects. We continue to not only deliver on all of these accounts, but we have also exceeded expectations while building size and scale for the future. We are excited about 2024 and beyond with a clean balance sheet, growing cash position and robust operational performance.”

About VAALCO

VAALCO, founded in 1985 and incorporated under the laws of Delaware, is a Houston, Texas, USA based, independent energy company with production, development and exploration assets in Africa and Canada.

Following its business combination with TransGlobe Energy Corporation (“TransGlobe”) in October 2022, VAALCO owns a diverse portfolio of operated production, development and exploration assets across Gabon, Egypt, Equatorial Guinea and Canada.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Barry Archer	VAALCO@buchanan.uk.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of production and sales volumes and cash position as of, and for the quarter ended, September 30, 2023; (ii) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (iii) expectations of future commodity prices; (iii) expectations on future capital expenditures; and (iv) expectations regarding future exploration and the development, growth and potential of VAALCO’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of VAALCO or TransGlobe; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the impact and costs of compliance with laws and regulations governing oil and gas operations; the risks described under the caption “Risk Factors” in VAALCO’s 2022 Annual Report on Form 10-K filed with the SEC on April 6, 2023.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Matthew Powers, Corporate Secretary of VAALCO.